SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 9, 2005

VENTIV HEALTH, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-30318 52-2181734 ------------------------------------- ------------------------------------ (Commission File Number) (I.R.S. Employer Identification No.)

VANTAGE COURT NORTH
200 COTTONTAIL LANE
SOMERSET, NEW JERSEY 08873
(Address of Principal Executive offices) (Zip Code)

(800) 416-0555
(Registrant's Telephone Number, Including Area Code

N/A
(Former Name or Former Address, if changed Since Last Report)

VENTIV HEALTH, INC.
CURRENT REPORT ON FORM 8-K

Item 1.01. Entry into a Material Definitive Agreement.

Amendment of 2004 Cash Bonus Plan and Long-Term Incentive Awards

Ventiv Health, Inc. (the “Company”) awards cash bonuses annually to the Company’s executive officers pursuant to a cash bonus plan (the “Cash Bonus Plan”). The Cash Bonus Plan establishes a bonus range of 0 to 100% of base salary for the Company’s executive officers and provides for the payment of a target bonus at the midpoint of this range based 70% on the achievement of budgeted EBIT targets, which are determined annually by the Board of Directors, and a 30% discretionary component based on individual performance. The Cash Bonus Plan provides for bonus payments in excess of the target bonus based on EBIT measures exceeding EBIT targets, with the high end of the bonus range payable at 130% of targeted EBIT.

At its meetings on September 15, October 18, and November 1, 2004, the Compensation Committee reviewed the Company’s performance for the year to date and determined that bonuses in excess of the award ranges that had initially been established in the Cash Bonus Plan were warranted for 2004 for the Company’s executive officers and certain key employees. The Committee took into account the following considerations, among others, in determining that an upward departure from the initial bonus range was appropriate:

•
2004 EBIT was approximately 200% of the Board-approved EBIT budget. The possibility of the Company’s financial results so substantially exceeding expectations had not been taken into account in formulating the 2004 bonus plan.

•	The Company successfully completed several substantial acquisitions during 2004 and rapidly integrated the acquired business operations.
•
As a consequence of substantial new contract wins and its successful acquisition program, the Company consolidated its position as a preeminent provider of outsourced services to the pharmaceutical industry.

In light of these considerations, the Committee determined that it was appropriate to award 2004 performance bonuses for executive officers by extrapolating from the established EBIT scale without a cap on the achievable bonus. It was also determined that a portion of the special bonus should be awarded to the Company’s Chief Financial Officer and the President and Chief Operating Officer of the Company’s Ventiv Commercial Services business unit in the form of restricted shares. A corresponding modification of the overall bonus level for the Company’s Chief Executive Officer was discussed and approved in concept by the Company’s independent directors in executive session on December 8, 2004. In light of the substantial value of the Chief Executive Officer’s previous equity incentive awards, however, it was determined that the 2004 bonus to the Chief Executive Officer under the Cash Bonus Plan would not include a restricted share component. The foregoing bonus determinations for executive officers were finalized by the Committee on April 11, 2005 in accordance with the Company’s practice of awarding executive bonuses after the Committee has received and reviewed the Company’s audited year-end financial results.

The following cash and restricted shares have been granted to the Company’s executive officers for 2004 pursuant to the Cash Bonus Plan:

Name	Title	Cash Bonus	Restricted Shares

Eran Broshy	Chief Executive Officer	$919,841	--
John Emery	Chief Financial Officer	$370,000	2,431 shares of restricted stock at $20.57 per share
Terrell Herring	President and Chief Operating Officer, Ventiv Commercial Services	$429,615	10,122 shares of restricted stock at $17.29 per share

Cash Compensation of Non-Management Directors

On February 9, 2005, the Compensation Committee approved the payment of cash compensation to Per Lofberg, a non-management director of the Company, in the amount of $85,000 per annum. Mr. Lofberg has declined to accept equity award as compensation for his services as a director, consistent with the policies of his principal employer. The remaining directors, including Mark Jennings, who also joined the Board of Directors as of February 9, 2005, receive cash compensation as set forth in the proxy statement relating to the Company’s 2004 Annual Meeting of Stockholders, except that non-management directors no longer receive a meeting fee for telephonic meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTIV HEALTH, INC.

By: /s/ John R. Emery -------------------------------------------- Date: April 15, 2005 Name: John R. Emery Title: Chief Financial Officer (Principal Accounting and Financial Officer)